UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Ready Mix, Inc.
(Name of Issuer)

Common Stock, Par Value $0.001 Per Share
(Title of Class of Securities)

755747102
(CUSIP Number)

Insight Equity Holdings LLC c/o Insight Equity Management Company LLC 1400 Civic Place, Suite 250 Southlake, TX 76092 Attn: Conner Searcy (817) 488-7775
(Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications)

with copies to:

Ronald J. Lieberman, Esq. Hunton & Williams LLP Bank of America Plaza Suite 4100 600 Peachtree Street, N.E. Atlanta, Georgia 30308-2216 (404) 888-4000

March 13, 2009
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note.  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Meadow Valley Parent Corp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS BK, AF, OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,645,212
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,645,212
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,645,212
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 69.4%
14.	TYPE OF REPORTING PERSON CO

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Meadow Valley Solutions LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF, OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,645,212
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,645,212
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,645,212
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 69.4%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Meadow Valley Resources LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF, OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,645,212
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,645,212
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,645,212
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 69.4%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Meadow Valley Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF, OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,645,212
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,645,212
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,645,212
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 69.4%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Insight Equity I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF, OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,645,212
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,645,212
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,645,212
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 69.4%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Insight Equity GP I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF, OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,645,212
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,645,212
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,645,212
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 69.4%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Insight Equity Holdings I LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF, OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,645,212
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,645,212
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,645,212
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 69.4%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Insight Equity Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF, OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,645,212
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,645,212
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,645,212
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 69.4%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Bradley E. Larson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS PF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 13,416
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 13,416
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,416
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Kenneth D. Nelson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS PF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 14,416
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 14,416
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,416
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 755747102	13D

1.	NAMES OF REPORTING PERSONS Robert W. Bottcher
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS PF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 500
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 500
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON IN

        This Amendment No. 1 (“Amendment No. 1”) amends and supplements the Schedule 13D filed by Meadow Valley Parent Corp., a Delaware corporation (“Meadow Valley Parent”), Meadow Valley Solutions LLC, a Delaware limited liability company (“Meadow Valley Solutions”), Meadow Valley Resources LLC, a Texas limited liability company (“Meadow Valley Resources”), Meadow Valley Holdings LLC, a Delaware limited liability company (“Meadow Valley Holdings”), Insight Equity I LP, a Delaware limited partnership (“Insight Equity”), Insight Equity GP I LP, a Delaware limited partnership (“Insight Equity GP”), Insight Equity Holdings I LLC, a Delaware limited liability company (“Insight Equity Holdings I”), Insight Equity Holdings LLC, a Texas limited liability company (“Insight Equity Holdings”), Bradley E. Larson, a citizen of the United States of America, Kenneth D. Nelson, a citizen of the United States of America, and Robert W. Bottcher, a citizen of the United States of America (collectively, the “Reporting Persons”)1 on February 5, 2009 (the “Initial Statement,” as amended by this Amendment No. 1, the “Schedule 13D”), with the Securities and Exchange Commission with respect to the common stock, par value $0.001 per share (the “Common Stock”), of Ready Mix, Inc. (the “Issuer”).  The Reporting Persons have entered into a Joint Filing Agreement, dated as of March 17, 2009, a copy of which is attached as Exhibit 99.1 hereto.  Capitalized terms used but not defined in this Amendment No. 1 shall have the meanings given in the Initial Statement.

Item 2.  Identity and Background.

Item 2 of the Schedule 13D is hereby amended as follows:  Meadow Valley Holdings is a Delaware limited liability company.

Item 4.  Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by the addition of the following information:

On March 13, 2009, Meadow Valley Parent entered into a confidentiality agreement (the “Confidentiality Agreement”) with the Issuer.  Pursuant to the Confidentiality Agreement, the Issuer agreed to furnish Meadow Valley Parent and its affiliates and representatives with confidential information of the Issuer to facilitate the undertaking of an evaluation of potential transactions (each, a “Potential Transaction”) with or related to the Issuer.  No determination has been made by the Reporting Persons regarding any such matters, including whether they will consider making any proposals to the Issuer relating to any Potential Transaction, and the entry into the Confidentiality Agreement should not be construed as an indication that any such proposal will be made.  There can be no assurance that a Potential Transaction will be proposed by Meadow Valley Parent or one of its affiliates, that the Issuer will agree to consider a Potential Transaction, that the terms of any Potential Transaction will be acceptable to the Issuer or that a Potential Transaction will be consummated.  The Confidentiality Agreement contains customary provisions pursuant to which, among other things, Meadow Valley Parent agreed, on behalf of itself and its affiliates and representatives, subject to certain exceptions, to keep confidential all non-public information furnished by the Issuer in accordance with the terms thereof.  The Confidentiality Agreement is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended and supplemented by the addition of the following information:

On March 13, 2009, Meadow Valley Parent entered into the Confidentiality Agreement with the Issuer, as described in Item 4 of this Amendment No. 1.  The Confidentiality Agreement is attached hereto as Exhibit 99.2 and incorporated herein by reference.

1 Neither the present filing nor anything contained herein shall be construed as an admission that any Reporting Person constitutes a “person” for any purpose other than for compliance with Section 13(d) of the Act.

Item 7.  Material to Be Filed as Exhibits.

Item 7 of Schedule 13D is hereby amended and supplemented by the addition of the following exhibits:

Exhibit 99.1	Joint Filing Agreement, dated March 17, 2009.

Exhibit 99.2	Confidentiality Agreement, dated March 13, 2009, between Meadow Valley Parent Corp. and Ready Mix, Inc.

Exhibit 99.3	Power of Attorney, dated March 12, 2009, relating to Insight Equity Holdings LLC.

Exhibit 99.4	Power of Attorney, dated March 12, 2009, relating to Insight Equity Holdings I LLC.

Exhibit 99.5	Power of Attorney, dated March 12, 2009, relating to Insight Equity GP I LP.

Exhibit 99.6	Power of Attorney, dated March 12, 2009, relating to Insight Equity I LP.

Exhibit 99.7	Power of Attorney, dated March 12, 2009, relating to Meadow Valley Resources LLC.

Exhibit 99.8	Power of Attorney, dated March 12, 2009, relating to Meadow Valley Holdings LLC.

Exhibit 99.9	Power of Attorney, dated March 12, 2009, relating to Meadow Valley Solutions LLC.

Exhibit 99.10	Power of Attorney, dated March 12, 2009, relating to Meadow Valley Parent Corp.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 17, 2009

MEADOW VALLEY PARENT CORP.

By:	/s/ Robert J. Conner
Name: Robert J. Conner
Title: Attorney-in-fact

MEADOW VALLEY SOLUTIONS LLC

By:	/s/ Robert J. Conner
Name: Robert J. Conner
Title: Attorney-in-fact

MEADOW VALLEY HOLDINGS LLC

By:	/s/ Robert J. Conner
Name: Robert J. Conner
Title: Attorney-in-fact

MEADOW VALLEY RESOURCES LLC

By:	/s/ Robert J. Conner
Name: Robert J. Conner
Title: Attorney-in-fact

INSIGHT EQUITY I LP

By:	Insight Equity GP I LP
By:	Insight Equity Holdings I LLC

By:	/s/ Robert J. Conner
Name: Robert J. Conner
Title: Attorney-in-fact

INSIGHT EQUITY GP I LP

By:	Insight Equity Holdings I LLC

By:	/s/ Robert J. Conner
Name: Robert J. Conner
Title: Attorney-in-fact

INSIGHT EQUITY HOLDINGS I LLC

By:	/s/ Robert J. Conner
Name: Robert J. Conner
Title: Attorney-in-fact

INSIGHT EQUITY HOLDINGS LLC

By:	/s/ Robert J. Conner
Name: Robert J. Conner
Title: Attorney-in-fact

BRADLEY E. LARSON

/s/ Bradley E. Larson

KENNETH D. NELSON

/s/ Kenneth D. Nelson

ROBERT W. BOTTCHER

/s/ Robert W. Bottcher